SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of September 27, 2011, is entered into by and among Formula Systems (1985) Ltd., a company organized under the laws of Israel (the "Purchaser"), and Formula Vision Technologies (F.V.T.) Ltd., a company organized under the laws of Israel (the "Seller").

WITNESSETH:

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, up to 1,891,885 common shares of Sapiens International Corporation N.V. (the "Company"), par value €0.01 per share, owned of record and beneficially by the Seller (the "Shares").

NOW, THEREFORE, based on the parties' representations and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

1.1.	"Business Day" means a day, other than Friday, Saturday or other day on which commercial banks in Tel Aviv are authorized or required by applicable law to close.

1.2.	"Lien" means any mortgage, lien, pledge, charge, security interest or any other encumbrance or right of any third party or other adverse claim of any kind in respect of such property or asset.

2.	PURCHASE AND SALE OF THE SHARES.

2.1.
Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Seller contained herein, at each Closing (as defined below) the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller such number of Shares equal to the respective Purchase Price (as defined below) paid at such Closing divided by US$4.00, free and clear of any and all Liens (each purchase and sale of shares, a "Transaction" and collectively, the "Transactions").

2.2.
In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shares occurring after the date hereof and prior to each Closing, all references in this Agreement to numbers of shares and all related calculations shall be equitably adjusted to the extent necessary to provide to the parties the same economic effect as contemplated by this Agreement.

3.	CONSIDERATION

3.1.
As consideration for the sale of all of the Shares to the Purchaser, at one or more Closings, the Purchaser will pay the Seller, under the terms and conditions of this Agreement, for each Share, an amount in cash equal to US$4.00, in an aggregate amount equal to up to US$7,567,540 (the "Purchase Price").  Upon payment of any portion of the Purchase Price, the Seller shall no longer be entitled to any of the benefits of ownership of the respective Shares purchased at such Closing, including voting rights relating thereto.

3.2.
The payment of the Purchase Price shall be made either in US Dollars or in NIS (calculated based on the representative rate known at the date of payment) by wire transfer of immediately available funds to the bank account of the Seller, the details of which shall be provided by the Seller to Purchaser in writing at least two Business Days prior to each Closing Date (as defined below). In the event that any date on which payment is due hereunder is not a Business Day, then payment shall be due on the first Business Day thereafter.

4.	DEPOSIT OF SHARE TRANSFER DEED AND SHARE CERTIFICATES.

Simultaneously herewith the following actions are taking place:

4.1.	The Seller and the Purchaser are executing a share transfer deed in the form attached hereto as Schedule 4.1 (the "Full Share Transfer Deed").

4.2.	The Seller and Purchaser are depositing a dully executed copy of the Share Transfer Deed with Meitar Liquornik Geva & Leshem Brandwein, the Purchaser’s counsel ("MLG&LB").

4.3.	Seller is depositing with MLG&LB the original share certificate representing the Shares (the "Share Certificate").

5.	CLOSINGS.

5.1.
Time and Place. The consummation of the Transactions shall take place at one or more closings (each a "Closing" and together, the "Closings") on a Business Day on which the Purchaser shall have available funds to pay for any portion of the Shares, provided that the last of such Closings shall be held by no later than the expiration of a 30 day period after the date of this Agreement (the "Closing Period") except that the Closing Period may be extended by a written notice provided by either Purchaser or Seller to the other party hereto for an additional thirty (30) days. The date on which a Closing takes place is referred to in this Agreement as a "Closing Date".

5.2.
Transactions at Closings. At each Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1.	The Seller will provide the Purchaser with a signed share transfer deed in the form attached hereto as Schedule 5.2.1 (a "Partial Share Transfer Deed") representing the respective purchased Shares.

5.2.2.	The Seller and the Purchaser shall execute and deliver to MLG&LB joint written irrevocable instructions in the form attached hereto as Schedule 5.2.2.

5.2.3.	The Purchaser will transfer the respective Purchase Price to the Seller as set forth in Section 3 above.

5.2.4.	The Seller will provide the Purchaser with a signed letter from the Seller to the Company in the form attached hereto as Schedule 5.2.4.

5.2.5.	The Purchaser will deliver the signed letter referred to in Section 5.2.4 above together with an executed copy of the Partial Share Transfer Deed to the Company.

6.	CLOSING CONDITIONS.

6.1.
Conditions to the obligations of both Parties. The respective obligations of the Seller and Purchaser to effect each Closing are subject to the receipt of their respective deliverables pursuant to Section 5.2 and provided that no court or other governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the consummation of the Transactions illegal.

6.2.	Conditions to the obligations of the Purchaser. The obligation of the Purchaser to effect each Closing is subject to the satisfaction, or waiver by the Purchaser, of the following conditions:

6.2.1.
Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of such Closing (as if made as of the respective Closing Date).

6.2.2.	Covenants. Each of the covenants and obligations that the Seller is required to comply with or to perform at or prior to such Closing shall have been complied with and performed.

6.2.3.	Available Funds. The Purchaser shall have available funds to purchase a substantial portion of the Shares.

6.3.	Conditions to the obligations of the Seller. The obligation of the Seller to effect each Closing is subject to the satisfaction, or waiver by the Seller, of the following conditions:

6.3.1.
Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of such Closing (as if made as of the respective Closing Date).

6.3.2.	Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to such Closing shall have been complied with and performed.

7.	REPRESENTATIONS AND WARRANTIES.

7.1.
Mutual Representations.  Each of the Seller and the Purchaser hereby makes to the other party, as of the date hereof, and upon and subject to each Closing, each of the Seller and Purchaser shall be deemed to make to the other party as of the respective Closing Date, the following representations and warranties (each party with respect to itself only), and to acknowledge that such other party is relying on such representations and warranties in consummating the Transactions at the Closings:

7.1.1.
Each of the Seller and Purchaser has the requisite corporate power and authority to execute and deliver the documents executed (and to be executed) by it hereunder and to perform the transactions contemplated thereby. All documents executed (and to be executed) hereunder and the transactions contemplated thereby have been duly authorized by the necessary corporate action on the part of each of the Seller and Purchaser and constitute the valid and binding obligation thereof, enforceable against it in accordance with the terms thereof (assuming compliance by the other party thereto with the terms thereof), subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.1.2.
Neither the execution and delivery of the documents executed (or to be executed) hereunder, nor the performance thereof, by each of the Seller and Purchaser shall: (a) require the consent or agreement of any court or other governmental authority or (b) conflict with, result in the breach or violation of, or constitute a default under (i) any applicable law, rule or regulation of any governmental authority applicable thereto; (ii) any contract, agreement, instrument, or undertaking of any nature to which it is a party or by which it is bound; or (iii) any of such party's formation documents.

7.2.
Seller's Representations. Seller represents and warrants to Purchaser that Seller now has, and will have at each Closing, subject to consummation of the Transaction, good and valid title to, and will be the sole lawful owner of, all the Shares (other than such Shares already purchased in previous Closings), and at each Closing, the Seller shall convey to Purchaser the full legal and beneficial interest in the respective Shares purchased at such Closing, free and clear of any Lines, other than as set forth in the Company’s Articles of Association.

8.	SELLER'S COVENANTS.

From the date hereof and until the earlier of (i) the termination of this Agreement and (ii) Closing Period, Seller shall not:

8.1.	Transfer or otherwise give any rights of any kind or type to or in any of the Shares to any third party; or

8.2.	Subject any of the Shares, or allow any of the Shares to become subject, to any Lien.

9.	TERMINATION.

9.1.	This Agreement may be terminated at any time prior to the first Closing (the "Initial Closing"):

9.1.1.	By mutual written agreement of the Seller and Purchaser;

9.1.2.
By either Seller or Purchaser, by written notice to the other party, if the Initial Closing has not been consummated on or before October 27, 2011 (the "End Date"), except that the End Date may be extended by a written notice provided by either Purchaser or Seller to the other party hereto for an additional thirty (30) days;

9.1.3.
By either Seller or Purchaser, by written notice to the other party, if a governmental authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transactions or if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any governmental authority that would make consummation of the Transactions illegal.

9.2.
If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with respect to the Transactions and the Purchaser and Seller shall execute and deliver to MLG&LB joint written irrevocable instructions, in the form of Schedule 9.2, instructing MLG&LB to deliver the Share Certificate and the Full Share Transfer Deed to the Seller.

9.3.
If upon the termination of the Closing Period the Purchaser did not purchase all of the Shares, this Agreement shall have full force and effect with respect to such Transactions that were consummated hereunder and the Purchaser and Seller shall execute and deliver to MLG&LB joint written irrevocable instructions, in the form of Schedule 9.3

10.	MISCELLANEOUS.

10.1.	Severability. All representations, warranties and covenants, wherever in this Agreement contained, shall survive the date hereof.

10.2.
Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedules attached hereto (when duly executed and delivered by the parties thereto), (a) constitute a valid, legally, binding and enforceable agreement among the Seller and Purchaser for the sale and purchase of the Shares, and (b) shall not be enforceable by, are not intended to confer, and shall not be construed as conferring, upon any person (other than the Seller and Purchaser) any rights or remedies hereunder.

10.3.
Expenses; Taxes. Each of the Seller and Purchaser shall bear its respective costs and expenses related to this Agreement and the performance of its obligations hereunder, including all tax consequences.

10.4.	Further Assurance. Each of the Seller and Purchaser shall do all things and carry out all acts which are reasonably necessary to effect the Transactions.

10.5.
Public Announcements. Neither the Seller nor the Purchaser will make any public announcement or, directly or indirectly, disclose the specific terms of this Agreement or the existence hereof, unless if and as required by applicable law or the rules of any applicable stock exchange.

10.6.
Notices. All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be sent to such party’s address as set forth below or at such other address as such party shall have furnished to the other party in writing in accordance with this provision.

All such notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a Business Day, then on the day of delivery and, if not on a Business Day, then on the following Business Day, (ii) if given by facsimile transmission on a Business Day, then on the day on which such transmission is sent and confirmed by telephone and if not on a Business Day, then on the following Business Day, subject to telephone confirmation, or (iii) if mailed by registered mail, return receipt requested, five Business Days following the date it was mailed, to:

if to Purchaser, to:

Formula Systems (1985) Ltd.
Address:    5 HaPlada St.
                  Or Yehuda
                  Israel
Attention: CEO
Fax No.     972-3-5389645
Email:       guy.bernstein@formula.co.il

if to the Seller, to:

Formula Vision Technologies (F.V.T.) Ltd.
Address:   1 Hashikma St.
                 Savyon, 56530
                 Israel
Fax No.    972-3-7367770
Email:      danig@formulavision.com

10.7.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, excluding its conflict of laws rules. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

10.8.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

FORMULA SYSTEMS (1985) LTD.

By:
Name:
Title:

FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title:

SCHEDULE 4.1

FULL SHARE TRANSFER DEED

I, Formula Vision Technologies (F.V.T.) Ltd. (hereinafter, the "Transferor"), for good consideration paid to us by Formula Systems (1985) Ltd. (hereinafter, the "Transferee"), do hereby transfer to the said Transferee 1,891,885 common shares of nominal value of €0.01 each, of Sapiens International Corporation N.V., to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of the execution thereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

In witness whereof, the parties have executed this deed on this 27 day of September, 2011.

WITNESSES	THE PARTIES

Witness to the signature of	THE TRANSFEROR
the Transferor

Name: _________________	By: ____________________

Witness to the signature of	THE TRANSFEREE
the Transferee

Name: _________________	By: ____________________

SCHEDULE 5.2.1

PARTIAL SHARE TRANSFER DEED

I, Formula Vision Technologies (F.V.T.) Ltd. (hereinafter, the "Transferor"), for good consideration paid to us by Formula Systems (1985) Ltd. (hereinafter, the "Transferee"), do hereby transfer to the said Transferee [________] common shares of nominal value of €0.01 each, of Sapiens International Corporation N.V., to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of the execution thereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

In witness whereof, the parties have executed this deed on this ___ day of _____, 20___.

WITNESSES	THE PARTIES

Witness to the signature of	THE TRANSFEROR
the Transferor

Name: _________________	By: ____________________

Witness to the signature of	THE TRANSFEREE
the Transferee

Name: _________________	By: ____________________

SCHEDULE 5.2.2

IRREVOCABLE WRITTEN INSTRUCTIONS

______ ___, 2011

Meitar Liquornik Geva & Leshem Brandwein (“MLG&LB”)
16 Abba Hillel Rd.
Ramat Gan 52506, Israel
Attn:  Mike Rimon, Advocate

Re:	Instructions under a Share Purchase Agreement between Formula Systems (1985) Ltd. (the Purchaser”) and Formula Vision Technologies (F.V.T.) Ltd. (the “Seller”)

Dear Mr. Rimon:

The Seller and Purchaser hereby irrevocably instruct MLG&LB to promptly release the share certificate representing [__________] common shares of Sapiens International Corporation N.V., which was deposited by the Seller with MLG&LB on [date of respective deposit], to the Purchaser.

These instructions shall be binding on the undersigned and may be relied on by MLG&LB once a facsimile copy of these instructions executed by both the Seller and Purchaser is delivered to MLG&LB. Upon release of the foregoing share certificate as set forth above, MLG&LB shall be irrevocably released from any and all duties towards the Seller and/or the Purchaser in connection with such share certificate, with no remaining liability or obligation.

IN WITNESS WHEREOF, the parties have executed and delivered these Irrevocable Written Instructions as of the date first written above.

FORMULA SYSTEMS (1985) LTD.

By:
Name:
Title:

FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title:

SCHEDULE 5.2.4

LETTER TO THE COMPANY

______ ___, 2011

Sapiens International Corporation N.V. (the "Company")
Rabin Science Park
P.O. Box 4011
Nes Ziona 74140, Israel
Attn:  Chief Financial Officer

Re:  Transfer of Shares

Dear Sir:

The undersigned, Formula Vision Technologies (F.V.T.) Ltd. (the "Seller"), has sold [_________] common shares of the Company (the "Shares"), previously owned by the Seller, to Formula Systems (1985) Ltd. (the "Purchaser"), effective as of [date of respective closing].

Attached hereto is a copy of the share transfer deed effecting such sale, executed by the Seller and the Purchaser.

Please take all actions necessary to amend the Company's shareholders register accordingly to reflect such transfer, including by instructing the Company's transfer agent to cancel the original share certificate attached hereto, in the name of Seller, and issue the following new share certificates:

(a)	one share certificate in the name of the Purchaser, representing the Shares, to be delivered to Purchaser's address;

(b)
if applicable, one share certificate in the name of Seller representing the balance of the shares represented in the original share certificate, not purchased by Purchaser, to be delivered to Meitar Liquornik Geva & Leshem Brandwein, the Purchaser’s counsel at the following address:

Meitar, Liquornik, Geva & Leshem Brandwein

16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel

Attention: Mike Rimon, Advocate

Facsimile No.:    +972-3-6103111

Sincerely,
FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title:

SCHEDULE 9.2

IRREVOCABLE WRITTEN INSTRUCTIONS

______ ___, 2011

Meitar Liquornik Geva & Leshem Brandwein (“MLG&LB”)
16 Abba Hillel Rd.
Ramat Gan 52506, Israel
Attn:  Mike Rimon, Advocate

Re:	Instructions under a Share Purchase Agreement between Formula Systems (1985) Ltd. (the Purchaser”) and Formula Vision Technologies (F.V.T.) Ltd. (the “Seller”)

Dear Mr. Rimon:

The Seller and Purchaser hereby irrevocably instruct MLG&LB to promptly release the share certificate representing 1,891,885 common shares of Sapiens International Corporation N.V. and the corresponding share transfer deed, which were deposited by the Seller with MLG&LB on [date of signing], to the Seller.

These instructions shall be binding on the undersigned and may be relied on by MLG&LB once a facsimile copy of these instructions executed by both the Seller and Purchaser is delivered to MLG&LB. Upon release of the foregoing share certificate and share transfer deed as set forth above, MLG&LB shall be irrevocably released from any and all duties towards the Seller and/or the Purchaser in connection with such share certificate and share transfer deed, with no remaining liability or obligation.

IN WITNESS WHEREOF, the parties have executed and delivered these Irrevocable Written Instructions as of the date first written above.

FORMULA SYSTEMS (1985) LTD.

By:
Name:
Title:

FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title:

SCHEDULE 9.3

IRREVOCABLE WRITTEN INSTRUCTIONS

______ ___, 2011

Meitar Liquornik Geva & Leshem Brandwein (“MLG&LB”)
16 Abba Hillel Rd.
Ramat Gan 52506, Israel
Attn:  Mike Rimon, Advocate

Re:	Instructions under a Share Purchase Agreement between Formula Systems (1985) Ltd. (the Purchaser”) and Formula Vision Technologies (F.V.T.) Ltd. (the “Seller”)

Dear Mr. Rimon:

The Seller and Purchaser hereby irrevocably instruct MLG&LB to promptly release the share certificate representing [_______] common shares of Sapiens International Corporation N.V. which were deposited by the Seller with MLG&LB on [respective date of deposit] and the attached share transfer deed, which was deposited by the Seller with MLG&LB on [date of signing], to the Seller.

These instructions shall be binding on the undersigned and may be relied on by MLG&LB once a facsimile copy of these instructions executed by both the Seller and Purchaser is delivered to MLG&LB. Upon release of the foregoing share certificate and share transfer deed as set forth above, MLG&LB shall be irrevocably released from any and all duties towards the Seller and/or the Purchaser in connection with such share certificate and share transfer deed, with no remaining liability or obligation.

IN WITNESS WHEREOF, the parties have executed and delivered these Irrevocable Written Instructions as of the date first written above.

FORMULA SYSTEMS (1985) LTD.

By:
Name:
Title:

FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title: